Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

Answerthink, Inc.

Miami, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-69951, 333-90635, and 333-39460), and in the Registration Statements on Form S-3 (Nos. 333-87749 and 333-32342) of Answerthink, Inc. of our reports dated March 14, 2006, except as to the effect of the restatement discussed in Note 1, which is dated February 15, 2007, relating to the consolidated financial statements, financial statement schedule, and the effectiveness of Answerthink, Inc.’s internal control over financial reporting, which appears in this Form 10-K/A. Our report on the effectiveness of internal control over financial reporting expressed our opinion that the Company did not maintain effective internal control over financial reporting as of December 30, 2005.

/s/ BDO Seidman, LLP

Miami, Florida

February 15, 2007